Exhibit 10.2
AMENDED AND RESTATED RETENTION AGREEMENT
This Amended and Restated Retention Agreement (the “Agreement”) is entered into by and between Andrew Rasdal (the “Executive”) and Obalon Therapeutics, Inc., a Delaware corporation (the “Company”), effective as of June 9, 2020 (the “Effective Date”). This Agreement amends and restates in its entirety that certain Retention Agreement, dated as of October 10, 2016, by and between the Executive and the Company (the “Original Agreement”). The Executive agrees that, as of the Effective Date, the Original Agreement shall be terminated and of no further force or effect and shall be superseded by this Agreement.

1.	Term of Agreement. This Agreement shall terminate on the date the Company has met all of its obligations under this Agreement following the consummation of the Change in Control (the “Closing”).

2.
Change in Control. If Executive remains in continuous employment with the Company until immediately prior to the Closing then, upon the Closing, subject to Sections 3, 7, and 8 below, Executive will be entitled to the following benefits:

(a)
Bonus Payment. The Company shall pay the Executive $250,000. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made within thirty (30) days following the Closing , provided that the Release Conditions have been satisfied.

(b)
Equity. Each of Executive’s then-outstanding Equity Awards that vest based solely on the passage of time shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award. “Equity Awards” means all options to purchase shares of Company common stock, as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 3, the accelerated vesting described above shall be effective as of immediately prior to the Closing. For clarity, any Equity Awards that vest only upon satisfaction of performance criteria (“Performance Equity Awards”) shall continue to be governed by the vesting and acceleration provisions contained in the grant agreements for such Performance Equity Awards.

3.
General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 shall not apply unless the Executive (i) has executed a general release (in substantially the form attached hereto as Exhibit A) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within twenty-one (21) days after the Closing. The Executive must execute and return, and if applicable, not revoke, the Release within the time period specified in the form.

4.	Covenants.

(a)
Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b)
Cooperation and Non-Disparagement. The Executive agrees that, during the six (6)-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this six (6)-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees. The Company agrees that, during this six-month period, none of the members of its Board of Directors or its executive officers will disparage Executive.

5.	Definitions.

(a)
“Change in Control” means a “Corporate Transaction,” as such term is defined in the Company’s 2016 Equity Incentive Plan, as may be amended from time to time, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5).

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)
“Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release in substantially the form attached hereto as Exhibit A, and (ii) any rescission period applicable to the Executive’s executed Release has expired.

6.	Successors.

(a)
Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)
Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.	Golden Parachute Taxes.

(a)
Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 8, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 7(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 7(b) hereof shall apply, and the enforcement of Section 7(b) shall be the exclusive remedy to the Company.

(b)
Adjustments. If, notwithstanding any reduction described in Section 7(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 7(b), Executive shall pay the Excise Tax.

8.	Miscellaneous Provisions.

(a)
Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six (6)-month period measured from the Executive’s “separation from service” (within the meaning of Section 409A of the Code); or (B) the date of Executive’s death following such “separation from service”; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)
Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change in control under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered, or may be offered on the Effective Date or thereafter, by the Company to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, including the Original Agreement, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company.

(c)
Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Diego County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Executive’s request, as the exclusive remedy for resolving any and all such disputes. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED

THROUGH ARBITRATION. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(d)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)	Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)
No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, or no reason, with or without cause.

(i)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

(j)
Survival. Section 4 (Covenants), Section 6 (Successors), Section 7 (Golden Parachute Taxes), Section 8(c) (Dispute Resolution) and Section 8(k) (Exceptions) hereof shall survive any termination of this Agreement and shall continue in effect.

(k)
Exceptions. Notwithstanding anything in this Agreement or the Release to the contrary, nothing contained in this Agreement or the Release shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	OBALON THERAPEUTICS, INC.

Andrew Rasdal	By: Raymond Dittamore Title: Director

Exhibit A

GENERAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE
This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Andrew Rasdal (“Executive”) and Obalon Therapeutics, Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on June 9, 2020, Executive and the Company entered into an Amended and Restated Retention Agreement (the “Retention Agreement,” to which this Release is attached as Exhibit A); and
WHEREAS, this agreement serves as the Release, pursuant to the Retention Agreement.
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.
1.Consideration: In exchange for Executive’s agreement to this Release and his or her other promises in the Retention Agreement and herein, and pursuant to the Retention Agreement, the Company agrees to provide Executive with the consideration set forth in Section 2 of the Retention Agreement. By signing below, Executive acknowledges that he or she is receiving the consideration in exchange for waiving his or her rights to claims referred to in this Release.

2.General Release and Waiver of Claims:

a.To the fullest extent permitted by law, Executive hereby releases and waives any other claims he or she may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the Executive by the Releasees, or any of them; fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any Claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Older Workers Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal.

Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.

b.EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
c.Executive and the Company do not intend to release Claims that Executive may not release as a matter of law, including but not limited to (i) the Company’s obligations to provide payments or benefits under Section 2 of the Retention Agreement, (ii) vested benefits Executive may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) indemnification pursuant to an agreement with the Company or the Articles or Bylaws of the Company, as applicable, or applicable law, (iv) Claims for workers’ compensation or unemployment benefits, (v) Claims of discrimination, harassment or retaliation brought to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing; provided, however, that Executive does release Executive’s right to secure damages for any alleged discriminatory, harassing or retaliatory treatment, (vi) any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator or (vii) any other rights that may not be waived by an employee under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this Release shall be determined by an arbitrator under the procedures set forth in the Dispute Resolution section set forth in the Retention Agreement.

d.Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.

e.Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by Executive or the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company or the Releasees, or any of them, or to Executive, as applicable.

3.Covenant Not to Sue:

a.Executive agrees that if he or she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

b.Nothing in this paragraph shall prohibit Executive from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict his or her right to file such administrative complaints. However, Executive understands and agrees that, by entering into this Release, he or she is releasing any and all individual Claims for relief, and that any and all subsequent disputes between Executive and the Company shall be resolved through arbitration as provided in the Retention Agreement.

c.Nothing in this Release shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

4.Review of Release: Executive, in consideration of the payments provided to Executive as described in the Retention Agreement, agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims Executive has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Workers Benefit Protection Act, Executive is hereby advised as follows:

a.Executive has read the terms of this Release, and understands its terms and effects, including the fact that Executive agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

b.Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or Claims that Executive may have to secure enforcement of the terms and conditions of this Release or the Retention Agreement;

c.Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

d.The Company advises Executive to consult with an attorney prior to executing this Release;

e.Executive has been given 21 days in which to review and consider this Release. To the extent that Executive chooses to sign this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the 21-day period; and

f.Executive may revoke this Release within seven days from the date Executive signs this Release and this Release will become effective upon the expiration of that revocation period, and that the consideration to be provided to him or her pursuant to Section 2 of the Retention Agreement will be provided only at the end of that seven-day revocation period. If Executive revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name, title], via electronic mail at [email address] on or before 5:00 p.m. Pacific time on the seventh day after this Release is executed by Executive.

5.Other Terms of Retention Agreement Incorporated Herein: All other terms of the Retention Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release.

Dated:	Name: Title: For the company

Dated:	Name: Andrew Rasdal